Exhibit 99.1

Mawson Infrastructure Group Inc. Signs New 24MW Site in Ohio - Full 24MW Online in Q3, 2023

The Site has further potential for another 26MW, taking the total to 50MW

The site expands Mawson’s potential capacity to up to 290MW

The new site emphasizes the Company’s focus on the PA / OH region

Sharon, PA – May 1, 2023 — Mawson Infrastructure Group Inc. (NASDAQ: MIGI) (“Mawson’’ or the “Company”), a digital infrastructure provider, announces today that it has entered into agreements for a new site in Corning, Ohio, with initial capacity for 24MW. Mawson expects that the site has an additional 26MW of potential capacity upside, taking the total site to 50MW, subject to further infrastructure investment. The site has been signed on a long term lease.

The site will be a welcome addition to the existing 240MW of capacity that Mawson has online and under development in the surrounding area. It is intended that the site will be online to the full initial 24MW capacity in Q3, providing a possible increase in deployable hashrate of up to 1.0EH.1

Mawson expects the site to initially host 12 MDCs and 7,056 miners. Mawson expects to have a mixture of self-mining and hosting on site but will make a further decision on the breakdown closer to energization.

James Manning, CEO, commented, “We are very excited to have finalized this new site acquisition. The addition of this site to our portfolio of assets in the region is a great achievement by the team reinforcing our revised strategy of focus in the PA/OH region. This is the first of several smaller sites the Mawson team has been working on, with a focus to deploy low cost, quick to market mining facilities.”

Liam Wilson, COO, commented, “With the addition of this third site, Mawson has also begun the process of researching and testing the latest generation of ASIC hardware. We are actively planning for the halving event, and plan to have the most efficient fleet possible – as always, focusing on shareholders return on capital. We are focused on this region for various reasons and look forward to seeing which ASIC units perform best before ordering in bulk. ”

1 Statements about ASIC miner capacity and Exahash forecasts in this document are not an assurance that Mawson will have that many ASIC miners available to deploy, or that they will meet the assumed efficiency (whether self-mining or hosted units). Mawson’s ability to deploy efficient units will depend on many factors such as Mawson’s future ASIC miner purchases and sales, our ability to attract future hosting customers, and the number of ASIC miners’ customers have to deploy. Exahash forecasts assumes a fleet of miners operating at 140 TH. Mawson’s current fleet does not operate at 140 TH.

(Aerial view of the substation at Corning, Ohio)

About Mawson Infrastructure

Mawson Infrastructure Group (NASDAQ: MIGI) is a digital infrastructure provider, with multiple operations throughout the USA and Australia. Mawson’s vertically integrated model is based on a long-term strategy to promote the global transition to the new digital economy. Mawson matches sustainable energy infrastructure with next-generation Mobile Data Center (MDC) solutions, enabling low-cost Bitcoin production and on-demand deployment of infrastructure assets. With a strong focus on shareholder returns and an aligned board and management, Mawson Infrastructure Group is emerging as a global leader in ESG focused Bitcoin mining and digital infrastructure.

For more information, visit: www.mawsoninc.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of cryptocurrencies and further or new regulation of digital assets. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on March 23, 2023, and Mawson’s Quarterly Report on Form 10-Q filed with the SEC on August 22, 2022, November 14, 2022 and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Investor Contact:
Brett Maas
646-536-7331
brett@haydenir.com
www.haydenir.com

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